DEDICATED TO THE SCIENCE OF OFFICER AND PUBLIC SAFETY

December 23, 2005	Exhibit 99.1
FOR IMMEDIATE RELEASE
Stinger Systems Names David J. Meador Chief Financial Officer
Tampa, Florida — Stinger Systems, Inc. (STIY.PK) announced today that David J. Meador has been named the Company’s Chief Financial Officer and Corporate Secretary, effective December 19, 2005.
Mr. Meador is a Florida CPA and holds a Masters degree in Business Administration as well as a Master of Science in Accounting. He is also a member of the American Institute of Certified Public Accountants. Prior to joining Stinger Systems as Corporate Controller, Mr. Meador obtained both private industry experience as well as public accounting experience at several Big 4 public accounting firms including PricewaterhouseCoopers, LLP.
According to Mr. Gruder, Stinger Systems’ Chief Executive Officer, “David has already made a substantial contribution to our accounting and finance organization and I am pleased that he will be assuming the position of Chief Financial Officer as we continue to expand our Senior Management team. Mr. Meador has extensive Sarbanes-Oxley experience and an information technology background as well as tax, treasury and mergers and acquisitions expertise. Mr. Thomas, our current CFO will take over as head of manufacturing and operations for the Company. Mr. Thomas has done an excellent job as CFO and his organizational and administrative skills will be invaluable to the operations as we move into our rapidly increasing growth mode.”
ABOUT STINGER SYSTEMS
Stinger Systems, Inc., a leading provider of stun technologies, develops and sells a broad array of products utilizing advanced electro sparc-pulsed technology to police, prison, and security sectors worldwide. The Company’s products include: The Stinger, a projectile stun gun that offers greater accuracy and range than other pistol style stun guns and provides the highest target attainment rate in the market through the use of the Company’s exclusive QuadraShock technology; Band-It™ a market leader in electronic restraint used in the transportation and control of potentially dangerous detainees; ULTRON II™ a contact stun device for use in hand to hand control situations; and the Ice Shield™ for use in crowd control and officer protection. The Company has a worldwide user base of 12,000 and over 1,200 instructors certified to train users of Stinger Systems product lines. Stinger stun products are currently in use by hundreds of state and municipal agencies nationwide including the U.S. Dept. of Justice, Federal Bureau of Prisons, and the U.S. Marshals Service. For more information about Stinger Systems, see http://www.stingersystems.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Stinger Systems, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements. Stinger Systems assumes no obligation to update the information contained in this press release.
2701 N Rocky Point Dr • Ste 1130 • Tampa, FL• 33607 • 866.STUNSHOT • www.stingersystems.com